Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Longeveron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Other	1,300,000	$1.63	$2,119,000	0.00014760	$312.76
Total Offering Amounts					$2,119,000		$312.76
Total Fee Offsets							—
Net Fee Due							$312.76

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”) that may be issued pursuant to the Second Amended and Restated Longeveron Inc. 2021 Incentive Award Plan (the “Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Represents shares of Common Stock issuable pursuant to the Plan being registered pursuant to this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act at $1.63 per share of Class A Common Stock, based on the average of the high ($1.6834) and low ($1.5798) prices for the registrant’s Class A Common Stock as reported on the Nasdaq Capital Market on July 3, 2024 (rounded to the nearest cent), which date is within five business days prior to filing this Registration Statement .